Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cvent, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of Cvent, Inc. of our report dated March 16, 2015, with respect to the consolidated balance sheets of Cvent, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the related financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K of Cvent, Inc.

/s/ KPMG LLP

McLean, Virginia

March 16, 2015